Exhibit (d)(80)

INVESTMENT ADVISORY AGREEMENT

for MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd.

This Investment Advisory Agreement (this “Advisory Agreement”), is by and between Baring International Investment Limited (the “Adviser”) and MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd., a Cayman Islands exempt limited company (the “Company”), effective as of the 14th day of November, 2011.

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”), a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts, serves as investment adviser to the MassMutual Barings Dynamic Allocation Fund (the “Fund”), a series of MassMutual Premier Funds (the “Trust”), a Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), and the Adviser serves as subadviser to the Fund pursuant to an Investment Subadvisory Agreement between MassMutual and the Adviser;

WHEREAS, the Company is a wholly owned subsidiary of the Fund

WHEREAS, the Adviser is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company wishes to appoint the Adviser to serve, and the Adviser wishes to serve, as Adviser to the Company;

WHEREAS, in its capacity as investment adviser to the Fund, MassMutual shall perform a function of general oversight of the Fund’s investment in the Company and the performance by the Adviser of its obligations to the Company;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Adviser, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a) The Company hereby appoints the Adviser, and the Adviser hereby undertakes to act, as investment adviser to the Company, to provide investment advice and to perform for the Company such other duties and functions as are hereinafter set forth, in each case in accordance with:

(i) the provisions of the Act, the Adviser’s Act and any rules or regulations thereunder and the Internal Revenue Code of 1986, as amended, as applicable to the Company;

(ii) the provisions of the Memorandum and Articles of Association of the Company, as amended from time to time and provided to the Adviser (collectively referred to as the “Company Documents”);

(iii) policies and determinations of the Board of Directors of the Company, of which the Adviser has been notified;

(iv) the fundamental and non-fundamental policies and investment restrictions of the Fund (taken as a whole with the Company) as reflected in the Trust’s registration statement under the Act from time to time; and

(v) the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

The Adviser acknowledges that the Fund is an investment company registered as such under the Act and agrees that it will manage the assets of the Company and otherwise perform its obligations hereunder in a manner that ensures that the operations of the Fund and the Company in respect of which the Adviser is responsible, taken as a whole, will comply with:

(i) the provisions of the Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”));

(iii) the provisions of the Company Documents;

(iv) policies and determinations of the Board of Directors of the Company, the Fund, or MassMutual which have been delivered to the Adviser within a reasonable time in advance of the policy’s or determination’s effective date for the Adviser to review and understand such policies or determinations;

(v) the investment policies and investment restrictions of the Fund and the Company notified to the Adviser a reasonable period of time in advance of their implementation; and

(vi) the Disclosure Documents.

(b) The officers and employees of the Adviser responsible for providing the services of the Adviser hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services.

(c) Adviser will comply with the applicable provisions of the Fund’s pricing procedures which it has received and, upon request, will provide reasonable assistance to the Fund and the Company’s pricing agent in valuing securities held by the Company.

2.	Duties of the Adviser.

(a) The Adviser shall, subject to the direction and control of the Company’s Board of Directors, (i) provide a continuing investment program for the Company and determine what securities or other investments shall be purchased or sold by the Company; (ii) arrange, subject to the provisions of Section 5 hereof, for the purchase and sale of securities and other investments for the Company; and (iii) provide reports on the foregoing to the Board of Directors of the Company upon reasonable request.

Unless the Company’s Board of Directors or a designee thereof gives the Adviser written instructions to the contrary, the Adviser shall vote or determine to abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Company are invested, in accordance with the Adviser’s proxy voting policies and procedures. The Adviser shall provide the Company or its designee in a timely manner with such records of its proxy voting on behalf of the Company as is necessary for the Fund to comply with the requirements of Form N-PX or any law, rule, regulation or Commission position.

Subject to the provisions of this Advisory Agreement, the Adviser shall have the authority to buy, sell or otherwise effect investment transactions for and in the name of the Company, including without limitation, the power to enter into swap, futures, options and other agreements with counterparties on the Company’s behalf as the Adviser deems appropriate from time to time in order to carry out the Adviser’s responsibilities hereunder.

(b) The Adviser shall provide to the Company such reports for the Company, the Fund and MassMutual, on a monthly, quarterly or annual basis, as The Company shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and the Quarterly MassMutual Compliance Certification and Checklist completed template.

(c) The Adviser shall provide full and prompt disclosure to the Company regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Adviser or any change in its personnel that could affect the services provided by the Adviser to the Company hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Adviser or any person who controls the Adviser, information regarding the investment performance and general investment methods of the Adviser or its principals or affiliates relating to the Company and other clients with the same or similar investment strategies as the Company (subject to applicable restrictions on the release of client confidential information), information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by the Adviser hereunder with respect to the Company, and, upon request, other information that the Company, the Fund or MassMutual reasonably deems necessary or desirable to enable the Board of Directors or officers of the Company, the Board of Trustees of the Fund, or MassMutual to monitor the performance of the Adviser and information that is required, in the reasonable judgment of the Company, the Fund, or MassMutual and upon prior written request by the Company, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(d) The Company is a subsidiary of an entity registered with the SEC under the 1940 Act. The Adviser shall create and maintain in accordance with the 1940 Act and other applicable law any and all records relating to the services to be performed hereunder that it would be required to create and maintain under Section 31(a) of the 1940 Act or Rule 31a-1 or otherwise under the 1940 Act if the Company were so registered. All such records shall be for the use of the Adviser in performing the services hereunder. The Adviser shall meet with any persons at the request of MassMutual or the Board of Trustees of the Trust for the purpose of reviewing the Adviser’s performance under this Advisory Agreement at reasonable times and upon reasonable advance written notice. The Adviser shall provide the Company and MassMutual (or their agents or accountants), upon reasonable prior written request by MassMutual to the Adviser, with access to inspect at the Adviser’s office during normal business hours the books and records of the Adviser relating to the Company and the Adviser’s performance hereunder and such other books and records of the Adviser as are necessary to confirm that the Adviser has complied with its obligations and duties under this Advisory Agreement. The Adviser will promptly surrender to the Company any of such records or copies thereof upon the Company’s request. The Adviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Advisory Agreement.

(e) On each business day the Adviser shall provide to the Company’s custodian information relating to all transactions concerning the Company’s assets and shall provide to the Company’s custodian, administrator and/or sub-administrator any such additional information as reasonably requested.

(f) [Reserved]

(g) The Adviser shall not consult with any other adviser or subadviser to the Company or any other adviser or subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which MassMutual serves as investment adviser concerning transactions for the Company in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(h) The Adviser acknowledges that the Company’s financial statements will be consolidated with the Fund’s financial statements. Therefore, as the Company, the Fund, MassMutual or the Board of Trustees of the Trust may request from time to time, the Adviser shall timely provide to MassMutual (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by MassMutual, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and (B) provide additional certifications related to the Adviser’s management of the Company in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act; (ii) a quarterly certification, as well as any requested sub-certifications, with respect to compliance matters related to the Adviser and the Adviser’s management of the Company, in formats reasonably requested by MassMutual, as they may be amended from time to time; and (iii) an annual certification from the Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Adviser’s compliance program, in a format reasonably requested by MassMutual.

(i) In the absence of willful misfeasance, bad faith, gross negligence or fraud on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to MassMutual, the Trust, or the Company, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

3.	Other Activities.

(a) Nothing in this Advisory Agreement shall prevent the Adviser from acting as investment adviser or subadviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict the Adviser or any of its directors, officers, members, stockholders, partners or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Advisory Agreement. The Company recognizes and agrees that the Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Company. The Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Company or MassMutual in any way or otherwise be deemed an agent of the Company or

MassMutual except in connection with the investment management services provided by the Adviser hereunder.

(b) The Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Company. The Adviser, upon reasonable request, shall provide the Company and MassMutual with an explanation of the differences, if any, in performance between the Company and any other account with investment objectives and policies similar to the Company for which the Adviser acts as investment adviser. To the extent that a particular investment is suitable for both the Company and the Adviser’s other clients, such investment will be allocated among the Company and such other clients in a manner that is fair and equitable in the circumstances.

4.	Compensation of the Adviser.

(a) The Adviser will bear all expenses in connection with the performance of its services under this Advisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Company. For the services provided and the expenses assumed pursuant to this Advisory Agreement, the Company agrees to pay the Adviser and the Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of .60% on the average daily net assets of the Company under management by the Adviser determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading. The Company shall pay the Adviser such fee not later than the tenth (10th) business day immediately following the end of each calendar month. For this purpose, average daily net assets under management by the Adviser shall include all assets of the Company in respect of which the Adviser provides investment advisory services, including cash and cash equivalents. If this Advisory Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs. The Company hereby agrees with the Adviser that any entity or person associated with the Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Company which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 11a2-2(T) thereunder, and the Company hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

5.	Portfolio Transactions and Brokerage.

(a) The Adviser shall place orders with or through such brokers, dealers, futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with MassMutual or the Adviser) as may be selected by the Adviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund’s Prospectus and Statement of Additional Information, or approved by the Board of Directors of the Company, conform with federal securities laws and be consistent with seeking best execution.

(b) On occasions when the Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Company as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Adviser will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other clients.

(c) The Adviser shall select broker-dealers to effect the Company’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Company’s portfolio transactions by participating therein for its own account; the importance to the Company of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services in accordance with Section 28(e) of the Exchange Act, as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Company; and any other considerations of which the Board of Directors of the Company, the Fund, or MassMutual may notify the Adviser from time to time.

6.	Representations and Warranties of the Adviser.

The Adviser hereby represents and warrants to the Company that:

(a)	The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Advisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Advisory Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Company to the Company and to MassMutual; (v) has met and will seek to continue to meet for so long as this Advisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Advisory Agreement; and (vii) will promptly notify the Company of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)	The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Company with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Advisory Agreement is in effect, a duly authorized officer of the Adviser shall certify to the Company that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)	The Adviser has provided the Company with a copy of its Form ADV Part 2, which as of the date of this Advisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to the Company.

The Adviser will promptly notify the Company of any changes in its Controlling Shareholders or Managing Partners, if any, or in the key personnel who are either the portfolio manager(s) responsible for the Company or the Adviser’s Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of the Adviser.

(d)	There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Adviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Adviser’s assets; (iii) materially impair the Adviser’s ability to discharge its obligations under this Advisory Agreement; or (iv) result in a matter which would require an amendment to the Adviser’s Form ADV Part 2; and the Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(e)	All performance information provided to the Company or MassMutual with respect to the Company by the Adviser or approved by the Adviser for use by the Company or MassMutual, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(f)	The Adviser has supplied to, or made available for review by, the Company (and if requested by the Company to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Adviser’s performance results and Company which are in the Adviser’s possession or to which it has access.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Advisory Agreement.

7.	Representations and Warranties of the Company.

(a)	The Company represents and warrants to the Adviser the following:

(i)	The Company has all requisite power and authority to execute, deliver and perform this Advisory Agreement.

(ii)	The Company has received a copy of Part 2 of Adviser’s Form ADV at least two (2) business days prior to the execution of this Advisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Advisory Agreement.

8.	Covenants of the Adviser.

(a) If at any time during the term of this Advisory Agreement, the Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Adviser’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Adviser will provide prompt written notification to the Company and MassMutual of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) The Adviser agrees that, during the term of this Advisory Agreement, and for so long as investment in the Company is being offered for sale, it will provide the Company and MassMutual with updated information relating to the Adviser’s performance results with respect to the Company and the performance of the Adviser’s composite of accounts following the same or similar investment strategies as the Company as may be reasonably requested from time to time by the Company and MassMutual. The Adviser shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

(c) The Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Company, or any of its affiliates in offering, marketing or other promotional materials without the prior written consent of the Company.

9.	Confidentiality.

The Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Company Information. As used herein “Company Information” means confidential and proprietary information of the Company that is received by the Adviser in connection with this Advisory Agreement, including information with regard to the portfolio holdings and characteristics of the Company. The Adviser will restrict access to the Company Information to those employees of the Adviser who will use it only for the purpose of managing its portion of the Company. The foregoing shall not prevent the Adviser from disclosing Company Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the Company and MassMutual for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law, so long as the Adviser provides the Company with prompt written notice of such requirement prior to any such disclosure, unless such disclosure is forbidden by law, or is in connection with a routine SEC examination.

10.	Use of Names.

The names of the Company and any affiliates of the Company and any derivative or logo or trademark or service mark or trade name are the valuable property of the Company and such affiliates and the Company. The Adviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Company , as the case may be. The Adviser acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, the Company and/or such affiliates or the Trust and Company shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

11.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 12 hereof, provided that such continuance is specifically approved at least annually by the Board of Directors of the Company and the Board of Trustees of the Trust, including the vote of the majority of the Trustees of the Trust who are not parties to this Advisory Agreement or interested persons (other than by virtue of his or her position as a Trustee of the Trust) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a majority-of the outstanding voting securities of the Fund.

12.	Termination.

(a) This Advisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Fund Sub-Advisory Agreement or the dissolution of the Fund or Company.

(b) This Advisory Agreement may be terminated by the Board of Trustees of the Trust or the Board of Directors of the Company: (i) by written notice to the Adviser with immediate effect, if the Adviser’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Adviser with immediate effect, if the Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Adviser with immediate effect, if the Board of Directors of the Company determines for any reason, that such termination is appropriate for the protection of the Company, including without limitation a determination by the Board of Directors of the Company that the Adviser has breached an obligation or duty under this Advisory Agreement; or (iv) in their sole discretion, without penalty, upon sixty days prior written notice to the Adviser. This Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c) The Advisory Agreement may be terminated by the Adviser, without penalty at any time, upon sixty days’ prior written notice, to the Company.

(d) In the event of termination of this Advisory Agreement, all compensation due to the Adviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid promptly after the next succeeding month’s end.

13.	Indemnification.

(a) In any action in which MassMutual or the Company or any of its or their affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Adviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) Adviser’s reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Advisory Agreement or (ii) any untrue statement of a material fact regarding the Adviser contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Company or the omission to state therein a material fact regarding the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to MassMutual or the Company by or on behalf of the Adviser; or (iii) any violation of federal or state statutes or regulations by the Adviser. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Company may have under any securities laws.

(b) In any action in which the Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Company agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon (i) the Company’s reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Advisory Agreement; (ii) any untrue statement of a material fact regarding the Adviser contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Company or the omission to state therein a material fact regarding the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was not made in reliance upon written information furnished to the Company by or on behalf of the Adviser; or (iii) any violation of federal or state statutes or regulations by the Copmany. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or the Company may have under any securities laws.

(c) Promptly after receipt by an indemnified party under this Section 13 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 13, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 13 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 16 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 13.

Notwithstanding the foregoing, an indemnified party will have the option to select and retain its own counsel, in the indemnified party’s reasonable discretion, if (i) the indemnified party reasonably determines (A) such counsel to be necessary to protect the interests of the indemnified party; (B) that there may be a conflict between the positions of the indemnified party and the positions of any other indemnified party, or other parties to a claim, dispute, action or litigation not represented by separate counsel; (C) that representation of both the indemnified party and any such other indemnified party or other parties by the same counsel would not be appropriate; or (D) to withhold or withdraw his or her consent to being represented by counsel selected by the indemnifying party or (ii) the indemnifying party fails to assume the defense of a claim, dispute, action or litigation or an anticipated claim, dispute, action or litigation. The party providing indemnification shall fully indemnify and hold harmless the indemnified party against, and shall advance to the indemnified party on a current and as-incurred basis, the full amount of expenses of counsel selected by the indemnified party as permitted pursuant to the preceding sentence. If the party providing indemnification has not elected to assume the defense of any claim, dispute, action or litigation for an indemnified party within thirty days after receiving written notice thereof from the indemnified party, the party providing indemnification shall be deemed to have waived any right it might otherwise have to assume such defense.

14.	Notice.

Any notice under this Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Company:
MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I., Ltd.
c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attention: The Directors
Telephone: +1 345 949 8066
Facsimile: +1 345 949 8080

With a copy to:
Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Eric Wietsma
Senior Vice President
Email: agoldberg@massmutual.com (Andrew Goldberg, Clerk)
Phone: 413-744-7218 (Andrew Goldberg, Clerk)

If to the Adviser:	Baring International Investment Limited
c/o Baring Asset Management LLC
Independence Wharf
470 Atlantic Avenue
Boston, MA 02210-2208
Attention: Legal and Compliance Department
Email: traci.thelen@barings.com (Traci Thelen, Vice President and General Counsel)
Phone: 617-946-5311(Traci Thelen, Vice President and General Counsel)

With a copy to:

If to either MassMutual or the Adviser, copies to:

MassMutual Premier Funds1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Vice President, Clerk and Chief Legal Officer

15.	Amendments to this Advisory Agreement.

This Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto. No such amendment shall become effective until it has been approved by the Board of Trustees and the shareholders of the Fund, to the same extent as such approvals would be required if this Agreement were an investment advisory agreement to which the Fund were a party.

16.	Governing Law.

This Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

17.	Survival.

The provisions of this Advisory Agreement shall survive the termination or other expiration of this Advisory Agreement with respect to any matter arising while this Advisory Agreement was in effect.

18.	Assignment; Successors.

No assignment of this Advisory Agreement (as defined in the Act) shall be made by the Adviser without the prior written consent of the Company. This Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

19.	Entire Agreement.

This Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

20.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

21.	Severability.

If any one or more provisions in this Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Advisory Agreement, but this Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

23.	Counterparts.

This Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Adviser have caused this Advisory Agreement to be executed as of the day and year first above written.

MASSMUTUAL BARINGS CAYMAN GLOBAL DYNAMIC ASSET ALLOCATION FUND I, LTD.

By:	/s/ Richard J. Byrne
Name:	Richard J. Byrne
Title:	Director

BARING INTERNATIONAL INVESTMENT LIMITED

By:	/s/ George Harvey
Name:	George Harvey
Title:	Director